Exhibit 99.1

IAC REPORTS Q2 RESULTS

NEW YORK— July 31, 2007—IAC (Nasdaq: IACI) released second quarter 2007 results today, reporting $1.5 billion in revenue, a 6% rate of growth over the prior year, and $136 million in Operating Income Before Amortization, compared to $165 million in the year ago period. Adjusted EPS was $0.31, compared to $0.32 in the year ago period.

Free cash flow generated during the first six months of 2007 was $194 million, with $407 million in net cash provided by operating activities. Operating income declined in the second quarter to $54 million, due in part to an increase in selling and marketing expense. GAAP Diluted EPS for the quarter was $0.32, compared to $0.17 in the prior year period.

Revenue in the quarter reflects increased year-over-year contributions from every sector within IAC. Retailing revenue increased slightly, including a modest gain at HSN when excluding America’s Store which shut down on April 3. Transactions revenue reflects strong growth at ServiceMagic and modest growth at Ticketmaster, partially offset by declines at LendingTree which continues to operate in a difficult home loan market. Growth from syndicated search and Fun Web Products drove strong revenue growth in Media & Advertising, while increased transaction volume and membership at Interval and worldwide growth in subscribers at Match drove revenue in Membership & Subscriptions. Operating Income Before Amortization declined due primarily to lower gross margins at Retailing, increased fixed costs at Ticketmaster, and lower revenue and higher cost per loan at LendingTree, which offset growth at Interval, ServiceMagic, Match and IAC Search & Media.

Commenting on results, IAC Chairman and CEO Barry Diller said, “While we expected this quarter to be difficult, we did not anticipate the softness in domestic ticketing volumes which impacted Ticketmaster.  We are not satisfied with these results – whether driven by market conditions or our own hand – and are taking every appropriate action to have the back half of the year reflect a demarcation point to a 2008 more reflective of our ambition.”

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q2 2007	Q2 2006	Growth
Revenue	$1,512.4	$1,431.6	5.6%

Operating Income Before Amortization	$135.6	$165.1	-17.9%
Adjusted Net Income	$96.7	$107.2	-9.8%
Adjusted EPS	$0.31	$0.32	-3.0%

Operating Income	$54.4	$81.5	-33.3%
Net Income	$96.0	$53.8	78.4%
GAAP Diluted EPS	$0.32	$0.17	91.2%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions; rounding differences may occur):

	Q2 2007	Q2 2006	Growth
REVENUE
Retailing	$701.4	$696.2	1%
Transactions	441.9	434.0	2%
Media & Advertising	174.0	131.3	33%
Membership & Subscriptions	193.2	171.1	13%
Emerging Businesses	5.4	0.5	979%
Other	(3.5)	(1.5)	-136%
Total	$1,512.4	$1,431.6	6%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$38.4	$60.5	-37%
Transactions	62.2	90.5	-31%
Media & Advertising	11.7	10.7	9%
Membership & Subscriptions	42.4	29.5	44%
Emerging Businesses	2.9	(4.2)	NM
Corporate and other	(22.1)	(22.1)	0%
Total	$135.6	$165.1	-18%

OPERATING INCOME (LOSS)
Retailing	$34.6	$49.9	-31%
Transactions	48.5	75.3	-36%
Media & Advertising	(10.7)	(11.3)	6%
Membership & Subscriptions	28.0	21.3	31%
Emerging Businesses	2.4	(4.3)	NM
Corporate and other	(48.4)	(49.3)	2%
Total	$54.4	$81.5	-33%

Please see discussion of financial and operating results beginning on page 3 and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING
	Q2 2007	Q2 2006	Growth
	$ in millions
Revenue	$701.4	$696.2	1%
Operating Income Before Amortization	$38.4	$60.5	-37%
Operating Income	$34.6	$49.9	-31%

Revenue growth was driven by strong gains at Shoebuy and slight growth at catalogs, partially offset by a 1% decline at HSN. Excluding the results of America’s Store which ceased operations at the beginning of the quarter, HSN grew revenue 3%. Online sales grew at a double digit rate in the second quarter. Following the sale of HSE24 on June 19, 2007, Retailing International results are now included in discontinued operations for all periods presented. The segment formerly known as Retailing U.S. has been renamed Retailing.

Retailing results benefited from a higher overall average price point on flat units shipped. Excluding America’s Store, revenue at HSN increased due to a low single digit increase in units shipped as our frequent customers bought more, while the number of customers active in the last twelve months remained relatively flat. Catalogs revenue grew slightly on a higher average price point which was partially offset by lower units shipped resulting from a planned decrease in circulation at certain catalogs.

Operating Income Before Amortization declined due to lower overall gross margins, increased operating expenses, and higher on-air distribution costs. Gross margins were adversely impacted by lower initial product margins primarily resulting from a shift in mix to lower gross margin product categories, and increased markdowns and liquidations. Operating income benefited from decreases in amortization of intangibles and non-cash compensation of $6.1 and $1.2 million, respectively.

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TRANSACTIONS

	Q2 2007	Q2 2006	Growth
	$ in millions
Revenue
Ticketmaster	$302.7	$295.1	3%
LendingTree	98.6	107.9	-9%
Real Estate	15.4	15.0	2%
ServiceMagic	25.3	16.0	58%
Intra-sector elimination	(0.1)	—	NM
	$441.9	$434.0	2%
Operating Income Before Amortization
Ticketmaster	$59.0	$75.9	-22%
LendingTree	1.7	14.8	-89%
Real Estate	(5.6)	(4.6)	-22%
ServiceMagic	7.1	4.4	61%
	$62.2	$90.5	-31%
Operating Income (Loss)
Ticketmaster	$52.4	$68.9	-24%
LendingTree	(1.3)	9.8	NM
Real Estate1	(8.7)	(6.8)	-28%
ServiceMagic	6.2	3.5	78%
	$48.5	$75.3	-36%

Transactions revenue benefited from strong growth at ServiceMagic and modest growth at Ticketmaster, while profit declines reflect higher fixed costs and royalties at Ticketmaster and the effect of continued deterioration in the overall home loan market on LendingTree.

Ticketmaster

Revenue growth reflects a 1% increase in worldwide ticket volume and an increase in other ticket revenue offset by a 2% decline in average revenue per ticket. Domestic revenue decreased 5% primarily due to a lower volume and mix of concert ticket sales during the quarter. International revenue grew 24%, or 17% excluding the effects of foreign exchange, due primarily to increased revenue in the United Kingdom and Canada. International acquisitions in Spain (July 2006) and Turkey (October 2006) contributed approximately $3.7 million to Ticketmaster’s overall revenue in the quarter. Profit declined in the second quarter of 2007 due to higher administrative and technology costs associated with the continued build out of infrastructure as well as higher royalty rates. Profits during the quarter were also impacted by a $7 million increase in certain legal expenses.

LendingTree

Revenue declines were driven by fewer home equity loans sold into the secondary market and closed at the exchange. Refinance revenue grew strongly due to an increase in refinance loans sold and QFs transmitted, while purchase revenue was down slightly on fewer transmitted QFs. Profits declined faster than revenue due to a shift to lower margin products as well as higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by slightly lower marketing expenses. Profits during the quarter were also impacted by $3.7 million in costs associated with a reduction in work force.

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Real Estate

Results reflect increased revenue from closings at the company owned brokerage, partially offset by fewer closings at the builder network. Losses increased due primarily to lower profits at the builder network, $0.9 million in restructuring costs and higher costs associated with the expansion of the company owned brokerage. Operating income was adversely impacted by a $1.8 million impairment charge on an intangible asset.

ServiceMagic

ServiceMagic grew revenue and profits strongly, benefiting from a 51% increase in customer service requests and a 21% increase in the number of service providers in the network.

MEDIA & ADVERTISING

	Q2 2007	Q2 2006	Growth
	$ in millions
Revenue	$174.0	$131.3	33%
Operating Income Before Amortization	$11.7	$10.7	9%
Operating Loss	$(10.7)	$(11.3)	6%

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com, Ask.com UK and Fun Web Products, and network properties which include syndicated advertising, search results, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by an increase in queries from syndicated search and increased queries and revenue per query at Fun Web Products, partially offset by lower revenue per query across most other properties. As expected, users need fewer clicks to find what they are looking for on the new Ask.com, resulting in lower revenue per query since the launch in June but higher frequency and retention. Within IAC Search & Media, network revenue growth outpaced that of proprietary revenue, primarily due to an increase in syndicated sponsored listings. Proprietary revenue grew on the strength of Fun Web Products, partially offset by declines at Ask.com.

Media & Advertising Operating Income Before Amortization benefited from a reduction in the current year expense of $7 million resulting from the capitalization and amortization of costs related to the distribution of toolbars which began on April 1, 2007. These costs had previously been expensed as incurred. Absent this benefit, profits would have declined year-over-year due primarily to increased marketing costs and higher revenue share payments to third parties.

Media & Advertising operating income for the current period also reflects an increase in amortization of non-cash marketing of $6.7 million and a decrease in amortization of intangibles of $6.4 million.

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MEMBERSHIP & SUBSCRIPTIONS

	Q2 2007	Q2 2006	Growth
	$ in millions
Revenue
Interval	$88.5	$74.1	19%
Match	86.6	78.3	11%
Entertainment	18.9	19.5	-3%
Intra-sector elimination	(0.8)	(0.8)	-6%
	$193.2	$171.1	13%
Operating Income Before Amortization
Interval	$36.3	$28.9	26%
Match	19.6	17.3	13%
Entertainment	(13.5)	(16.6)	19%
	$42.4	$29.5	44%
Operating Income (Loss)
Interval	$30.0	$22.5	33%
Match	12.1	16.6	-27%
Entertainment	(14.2)	(17.9)	21%
	$28.0	$21.3	31%

Membership & Subscriptions revenue benefited from increased transaction volume and membership and the inclusion of the results of ResortQuest Hawaii at Interval (acquired May 31, 2007), as well as worldwide growth in subscribers and increased average revenue per subscriber at Match.

Interval

Revenue and profit growth were driven by strong transaction revenue, due to 8% growth in transaction volume and higher average fees, and a 6% increase in members reflecting strong new member growth and renewal rates. Margin growth was driven in part by lower marketing expenses.

Match

Revenue growth was driven by a 1% increase in worldwide subscribers, including 13% growth in international subscribers, most notably in the UK, combined with higher average prices in North America. Operating Income Before Amortization grew faster than revenue due to a lower cost of acquisition as a percentage of revenue in North America and flat operating costs, partially offset by higher international cost of acquisition. Operating income in the second quarter of 2007 included amortization of non-cash marketing of $7.2 million.

Entertainment

Revenue was impacted by planned declines in our spring season product offering and in online membership subscription revenue, partially offset by increased sales from promotion and custom discount products and our core coupon book. Operating Income Before Amortization benefited from lower personnel and marketing expenses.

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OTHER ITEMS

Emerging Businesses results were positively impacted by an $8.2 million reimbursement of advances related to the restructuring of our interests in a business venture.

Q2 other income (expense) was impacted by a $1.9 million gain in Q2 2007 reflecting an increase in the fair value of the derivative asset received by the Company in connection with the sale of HSE24. Additionally, Q2 other income (expense) comparisons were impacted by a $2.0 million and $5.1 million gain in Q2 2007 and Q2 2006, respectively, reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

The effective tax rates for continuing operations and adjusted net income in Q2 2007 were 34% and 35%, respectively.  These effective tax rates benefited from foreign tax credits, which offset interest on tax contingencies, and lower state taxes due to items unique to the period which resulted in effective tax rates which approximate the statutory rate of 35%. The effective tax rates for continuing operations and adjusted net income in Q2 2006 were 43% and 40%, respectively.  These effective tax rates were higher than the statutory rate of 35% due principally to state taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies, partially offset by the non-taxable gain on the fair value of derivatives that were created in the Expedia spin-off.

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LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2007, IAC had approximately $1.8 billion in cash, restricted cash and marketable securities, $1.1 billion in debt and, excluding $212.6 million in LendingTree Loans debt that is non-recourse to IAC, $990.5 million in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	7/27/07	Dilution at:

Share Price			$30.35	$35.00	$40.00	$45.00	$50.00

Absolute Shares as of 07/27/07	288.0		288.0	288.0	288.0	288.0	288.0

RSUs and Other	10.0		10.1	10.0	10.0	9.9	9.9
Options	22.0	$20.86	5.4	6.3	7.1	7.7	8.2
Warrants	34.6	$27.88	5.5	7.8	10.3	13.0	15.2
Convertible Notes	0.5	$14.82	0.5	0.5	0.5	0.5	0.5

Total Treasury Method Dilution			21.4	24.6	27.9	31.2	33.8
% Dilution			6.9%	7.9%	8.8%	9.8%	10.5%
Total Treasury Method Diluted Shares Outstanding			309.4	312.6	315.9	319.2	321.8

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q2 financial results on Tuesday, July 31, 2007, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

		Q2 2007	Q2 2006	Growth
RETAILING

Retailing	(a)
Units shipped (mm)		12.9	13.0	0%
Gross profit %		37.9%	39.6%
Return rate		18.9%	18.2%
Average price point		$60.74	$59.93	1%
Internet %	(b)	32%	28%
HSN total homes - end of period (mm)		89.5	88.9	1%
Catalogs mailed (mm)		109.2	111.2	-2%

TRANSACTIONS

Ticketmaster
Number of tickets sold (mm)		33.2	32.8	1%
Gross value of tickets sold (mm)		$1,943	$1,991	-2%

LendingTree
Transmitted QFs (000s)	(c)	889.5	1,062.2	-16%
Closings - units (000s)	(d)	59.2	70.9	-17%
Closings - dollars ($mm)	(d)	$7,673	$8,370	-8%

Real Estate
Closings - units (000s)		3.1	3.4	-9%
Closings - dollars ($mm)		$796	$869	-8%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source
Proprietary		54.0%	63.0%
Network		46.0%	37.0%

MEMBERSHIP & SUBSCRIPTIONS

Interval
Members (000s)		1,926	1,822	6%
Confirmations (000s)		245	227	8%
Share of confirmations online		25%	23%

Match
Paid Subscribers (000s)		1,312.8	1,296.4	1%

(a)          Retailing includes HSN, Catalogs and Shoebuy for all periods presented.

(b)         Internet demand as a percent of total Retailing demand excluding Liquidations and Services.

(c)          Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)         Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Product sales	$720,801	$714,464	$1,427,307	$1,411,201
Service revenue	791,593	717,159	1,577,768	1,373,829
Net revenue	1,512,394	1,431,623	3,005,075	2,785,030
Cost of sales-product sales (exclusive of depreciation shown separately below)	441,394	425,393	878,049	847,410
Cost of sales-service revenue (exclusive of depreciation shown separately below)	343,429	293,206	678,502	547,883
Gross profit	727,571	713,024	1,448,524	1,389,737

Selling and marketing expense	346,291	323,585	677,669	630,533
General and administrative expense	205,949	188,315	408,944	362,652
Other operating expense	27,968	27,266	58,383	54,843
Amortization of non-cash marketing	23,951	9,532	24,458	17,996
Amortization of intangibles	30,382	45,297	60,610	96,987
Depreciation	38,659	37,521	76,506	76,339
Operating income	54,371	81,508	141,954	150,387

Other income (expense):
Interest income	18,576	18,947	37,867	37,337
Interest expense	(15,599)	(15,763)	(30,615)	(30,831)
Equity in income of unconsolidated affiliates	6,636	8,103	14,483	17,272
Other income	6,901	6,760	7,582	2,461
Total other income, net	16,514	18,047	29,317	26,239

Earnings from continuing operations before income taxes and minority interest	70,885	99,555	171,271	176,626
Income tax provision	(23,855)	(42,420)	(62,140)	(74,728)
Minority interest in losses of consolidated subsidiaries	353	794	240	671
Earnings from continuing operations	47,383	57,929	109,371	102,569
Gain on sale of discontinued operations, net of tax	35,081	—	35,081	—
Income (loss) from discontinued operations, net of tax	13,508	(4,121)	13,611	(1,578)
Net earnings available to common shareholders	$95,972	$53,808	$158,063	$100,991

Earnings per share from continuing operations:
Basic earnings per share	$0.16	$0.19	$0.38	$0.32
Diluted earnings per share	$0.16	$0.18	$0.36	$0.31

Net earnings per share available to common shareholders:
Basic earnings per share	$0.33	$0.17	$0.55	$0.32
Diluted earnings per share	$0.32	$0.17	$0.52	$0.31

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IAC CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,025,699	$1,428,140
Restricted cash and cash equivalents	24,626	27,855
Marketable securities	785,290	897,742
Accounts receivable, net	459,512	487,149
Loans held for sale, net	219,553	345,896
Inventories	347,646	325,976
Deferred income taxes	46,751	32,435
Prepaid and other current assets	195,464	412,191
Total current assets	3,104,541	3,957,384

Property, plant and equipment, net	622,666	594,536
Goodwill	7,025,743	6,849,976
Intangible assets, net	1,406,757	1,463,972
Long-term investments	583,052	168,791
Other non-current assets	179,372	154,115
TOTAL ASSETS	$12,922,131	$13,188,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$245,849	$357,679
Accounts payable, trade	223,745	254,508
Accounts payable, client accounts	365,539	304,800
Deferred revenue	171,163	147,120
Income taxes payable	23,227	518,806
Accrued expenses and other current liabilities	590,139	678,268
Total current liabilities	1,619,662	2,261,181

Long-term obligations, net of current maturities	811,827	856,408
Income taxes payable	226,354	—
Other long-term liabilities	133,934	147,317
Deferred income taxes	977,012	1,129,994
Minority interest	26,449	24,881

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	413	410
Class B convertible common stock	32	32
Additional paid-in capital	14,717,876	14,636,478
Retained earnings	899,471	320,711
Accumulated other comprehensive income	62,469	76,505
Treasury stock	(6,548,370)	(6,260,145)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	9,126,893	8,768,993
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,922,131	$13,188,774

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IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities attributable to continuing operations:
Net earnings available to common shareholders	$158,063	$100,991
Less: (income) loss from discontinued operations, net of tax	(48,692)	1,578
Earnings from continuing operations	109,371	102,569
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	137,116	173,326
Non-cash compensation expense	51,084	52,680
Amortization of cable distribution fees	2,452	41,068
Amortization of non-cash marketing	24,458	17,996
Deferred income taxes	(4,307)	18,940
Gain on sales of loans held for sale	(95,704)	(116,557)
Equity in income of unconsolidated affiliates, net of dividends	(9,130)	(17,272)
Minority interest in losses of consolidated subsidiaries	(240)	(671)
Increase in cable distribution fees	—	(21,772)
Changes in current assets and liabilities:
Accounts receivable	20,296	30,373
Origination of loans held for sale	(3,820,710)	(4,203,432)
Proceeds from sales of loans held for sale	4,040,954	4,334,404
Inventories	(25,600)	(24,610)
Prepaid and other current assets	(10,522)	(5,450)
Accounts payable, income taxes payable and other current liabilities	(85,641)	(79,394)
Deferred revenue	25,258	23,614
Funds collected by Ticketmaster on behalf of clients, net	32,376	55,095
Other, net	15,001	22,064
Net cash provided by operating activities attributable to continuing operations	406,512	402,971
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(185,506)	(57,881)
Capital expenditures	(104,349)	(110,228)
Purchases of marketable securities	(525,558)	(443,413)
Proceeds from sales and maturities of marketable securities	646,488	836,917
(Increase) decrease in long-term investments	(221,610)	1,475
Other, net	14,643	(6,171)
Net cash (used in) provided by investing activities attributable to continuing operations	(375,892)	220,699
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	3,719,453	4,136,983
Repayments of warehouse lines of credit	(3,845,350)	(4,148,560)
Principal payments on long-term obligations	(20,059)	(11,061)
Purchase of treasury stock	(322,577)	(583,341)
Issuance of common stock, net of withholding taxes	20,730	35,521
Excess tax benefits from stock-based awards	11,240	12,304
Other, net	(1,612)	22,269
Net cash used in financing activities attributable to continuing activities	(438,175)	(535,885)
Total cash (used in) provided by continuing operations	(407,555)	87,785
Net cash used in operating activities attributable to discontinued operations	(1,857)	(32,439)
Net cash (used in) provided by investing activities attributable to discontinued operations	(739)	507
Net cash used in financing activities attributable to discontinued operations	(460)	(660)
Total cash used in discontinued operations	(3,056)	(32,592)
Effect of exchange rate changes on cash and cash equivalents	8,170	18,393
Net (decrease) increase in cash and cash equivalents	(402,441)	73,586
Cash and cash equivalents at beginning of period	1,428,140	987,080
Cash and cash equivalents at end of period	$1,025,699	$1,060,666

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2007	2006
Net cash provided by operating activities attributable to continuing operations	$406.5	$403.0
Decrease in warehouse lines of credit	(125.9)	(11.6)
Capital expenditures	(104.3)	(110.2)
Tax (refunds) payments related to the sale of VUE interests	(28.5)	11.1
Tax payments related to the sale of PRC	46.0	—
Free Cash Flow	$193.7	$292.2

For the six months ended June 30, 2007, consolidated Free Cash Flow decreased by $98.5 million from the prior year period due to a decreased contribution from Ticketmaster client cash and higher cash taxes paid. Ticketmaster client cash contributed $32.4 million in the current period, versus $55.1 million in the prior year period. Free Cash Flow includes the change in warehouse lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments related to the sale of the Company’s interests in VUE and PRC because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Diluted earnings per share	$0.32	$0.17	$0.52	$0.31
GAAP diluted weighted average shares outstanding	302,564	324,297	303,321	330,785
Net earnings available to common shareholders	$95,972	$53,808	$158,063	$100,991
Non-cash compensation expense	26,858	28,714	51,084	52,680
Amortization of non-cash marketing	23,951	9,532	24,458	17,996
Amortization of intangibles	30,382	45,297	60,610	96,987
Net other (income) expense related to the fair value adjustment of derivatives	(2,027)	(5,112)	(1,717)	236
Other income related to fair value adjustment of the derivative created in the sale of HSE24	(1,912)	—	(1,912)	—
Gain on sale of VUE interests and related effects	2,011	2,781	4,083	4,705
Gain on sale of discontinued operations, net of tax	(35,081)	—	(35,081)	—
Discontinued operations, net of tax	(13,508)	4,121	(13,611)	1,578
Impact of income taxes and minority interest	(30,049)	(32,207)	(51,292)	(65,918)
Interest on convertible notes, net of tax	98	307	219	610
Adjusted Net Income	$96,695	$107,241	$194,904	$209,865

Adjusted EPS weighted average shares outstanding	309,280	332,743	310,038	339,032

Adjusted EPS	$0.31	$0.32	$0.63	$0.62

GAAP Basic weighted average shares outstanding	287,392	311,944	287,292	315,667
Options, warrants and restricted stock, treasury method	15,172	12,353	16,029	15,118
Conversion of convertible preferred and convertible notes (if applicable)	—	—	—	—
GAAP Diluted weighted average shares outstanding	302,564	324,297	303,321	330,785
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,716	8,446	6,717	8,247
Adjusted EPS shares outstanding	309,280	332,743	310,038	339,032

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$38.4	$(0.1)	$(0.4)	$(3.2)	$34.6
Transactions:
Ticketmaster	59.0	—	—	(6.7)	52.4
LendingTree	1.7	(0.1)	—	(2.9)	(1.3)
Real Estate	(5.6)	—	—	(3.1)	(8.7)
ServiceMagic	7.1	(0.2)	—	(0.8)	6.2
Total Transactions	62.2	(0.3)	—	(13.4)	48.5
Media & Advertising	11.7	—	(16.3)	(6.2)	(10.7)
Membership & Subscriptions:
Interval	36.3	—	—	(6.3)	30.0
Match	19.6	—	(7.2)	(0.2)	12.1
Entertainment	(13.5)	—	—	(0.7)	(14.2)
Total Membership & Subscriptions	42.4	—	(7.2)	(7.2)	28.0
Emerging Businesses	2.9	(0.2)	—	(0.3)	2.4
Corporate and other	(22.1)	(26.3)	—	—	(48.4)
Total	$135.6	$(26.9)	$(24.0)	$(30.4)	$54.4
Other income, net					16.5
Earnings from continuing operations before income taxes and minority interest					70.9
Income tax provision					(23.9)
Minority interest in losses of consolidated subsidiaries					0.4
Earnings from continuing operations					47.4
Gain on sale of discontinued operations, net of tax					35.1
Income from discontinued operations, net of tax					13.5
Net earnings available to common shareholders					$96.0

(A) Non-cash compensation expense includes $2.1 million, $2.3 million, $22.5 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing	$8.7
Transactions:
Ticketmaster	10.2
LendingTree	2.3
Real Estate	0.3
ServiceMagic	0.6
Total Transactions	13.4
Media & Advertising	7.7
Membership & Subscriptions:
Interval	2.0
Match	1.8
Entertainment	1.3
Total Membership & Subscriptions	5.1
Emerging Businesses	0.4
Corporate and other	3.3
Total Depreciation	$38.7

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$78.2	$(0.7)	$(0.4)	$(7.9)	$69.2
Transactions:
Ticketmaster	130.7	—	—	(13.5)	117.2
LendingTree	4.8	(0.2)	—	(5.8)	(1.2)
Real Estate	(12.1)	(0.1)	—	(4.5)	(16.7)
ServiceMagic	13.3	(0.3)	—	(1.5)	11.5
Total Transactions	136.7	(0.6)	—	(25.3)	110.7
Media & Advertising	28.9	—	(16.8)	(12.3)	(0.2)
Membership & Subscriptions:
Interval	77.3	—	—	(12.6)	64.7
Match	28.0	—	(7.2)	(0.4)	20.3
Entertainment	(26.5)	—	—	(1.4)	(27.9)
Total Membership & Subscriptions	78.7	—	(7.2)	(14.4)	57.1
Emerging Businesses	0.3	(0.3)	—	(0.7)	(0.7)
Corporate and other	(44.7)	(49.5)	—	—	(94.2)
Total	$278.1	$(51.1)	$(24.5)	$(60.6)	$142.0
Other income, net					29.3
Earnings from continuing operations before income taxes and minority interest					171.3
Income tax provision					(62.1)
Minority interest in losses of consolidated subsidiaries					0.2
Earnings from continuing operations					109.4
Gain on sale of discontinued operations, net of tax					35.1
Income from discontinued operations, net of tax					13.6
Net earnings available to common shareholders					$158.1

(A) Non-cash compensation expense includes $3.9 million, $4.3 million, $42.8 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing	$17.2
Transactions:
Ticketmaster	20.1
LendingTree	4.8
Real Estate	0.6
ServiceMagic	1.1
Total Transactions	26.6
Media & Advertising	15.3
Membership & Subscriptions:
Interval	3.9
Match	3.5
Entertainment	2.7
Total Membership & Subscriptions	10.1
Emerging Businesses	0.8
Corporate and other	6.5
Total Depreciation	$76.5

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$60.5	$(1.3)	$—	$(9.3)	$49.9
Transactions:
Ticketmaster	75.9	—	—	(7.0)	68.9
LendingTree	14.8	—	—	(5.0)	9.8
Real Estate	(4.6)	—	—	(2.3)	(6.8)
ServiceMagic	4.4	(0.2)	—	(0.8)	3.5
Total Transactions	90.5	(0.1)	—	(15.1)	75.3
Media & Advertising	10.7	—	(9.5)	(12.5)	(11.3)
Membership & Subscriptions:
Interval	28.9	—	—	(6.3)	22.5
Match	17.3	—	—	(0.6)	16.6
Entertainment	(16.6)	—	—	(1.3)	(17.9)
Total Membership & Subscriptions	29.5	—	—	(8.2)	21.3
Emerging Businesses	(4.2)	—	—	(0.1)	(4.3)
Corporate and other	(22.1)	(27.2)	—	—	(49.3)
Total	$165.1	$(28.7)	$(9.5)	$(45.3)	$81.5
Other income, net					18.0
Earnings from continuing operations before income taxes and minority interest					99.6
Income tax provision					(42.4)
Minority interest in losses of consolidated subsidiaries					0.8
Earnings from continuing operations					57.9
Loss from discontinued operations, net of tax					(4.1)
Net earnings available to common shareholders					$53.8

(A) Non-cash compensation expense includes $2.1 million, $2.4 million and $24.2 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing	$9.7
Transactions:
Ticketmaster	9.5
LendingTree	2.2
Real Estate	0.6
ServiceMagic	0.4
Total Transactions	12.7
Media & Advertising	6.7
Membership & Subscriptions:
Interval	1.9
Match	1.7
Entertainment	1.5
Total Membership & Subscriptions	5.1
Emerging Businesses	0.5
Corporate and other	2.8
Total Depreciation	$37.5

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$119.5	$(2.2)	$—	$(24.8)	$92.5
Transactions:
Ticketmaster	141.7	—	—	(13.9)	127.8
LendingTree	27.7	1.2	—	(10.0)	18.8
Real Estate	(9.6)	0.6	—	(4.5)	(13.6)
ServiceMagic	7.6	(0.3)	—	(1.6)	5.7
Total Transactions	167.4	1.5	—	(30.1)	138.8
Media & Advertising	22.3	—	(15.0)	(25.1)	(17.8)
Membership & Subscriptions:
Interval	65.3	—	—	(12.6)	52.7
Match	23.2	—	(3.0)	(1.6)	18.6
Entertainment	(30.3)	—	—	(2.6)	(32.9)
Total Membership & Subscriptions	58.2	—	(3.0)	(16.8)	38.4
Emerging Businesses	(8.1)	(0.1)	—	(0.2)	(8.4)
Corporate and other	(41.2)	(51.9)	—	—	(93.1)
Total	$318.1	$(52.7)	$(18.0)	$(97.0)	$150.4
Other income, net					26.2
Earnings from continuing operations before income taxes and minority interest					176.6
Income tax provision					(74.7)
Minority interest in losses of consolidated subsidiaries					0.7
Earnings from continuing operations					102.6
Loss from discontinued operations, net of tax					(1.6)
Net earnings available to common shareholders					$101.0

(A) Non-cash compensation expense includes $4.1 million, $4.5 million, $44.0 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing	$20.2
Transactions:
Ticketmaster	19.1
LendingTree	5.0
Real Estate	1.3
ServiceMagic	0.7
Total Transactions	26.1
Media & Advertising	13.4
Membership & Subscriptions:
Interval	4.0
Match	3.5
Entertainment	2.8
Total Membership & Subscriptions	10.2
Emerging Businesses	0.9
Corporate and other	5.6
Total Depreciation	$76.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (7) one-time items, if applicable, and (8) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria is met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE and PRC due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a continuing or accelerating slowdown in the domestic housing market, effectiveness of hedging activities, changes affecting distribution channels, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC please visit http://iac.com.

Contact Us

IAC Investor Relations

Eoin Ryan
(212) 314-7400

IAC Corporate Communications

Andrea Riggs / Stacy Simpson
(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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